UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2015
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4134 Business Park Drive, Amarillo, Texas 79110-4225
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership

Amarillo Biosciences, Inc., is pleased to announce that it has successfully emerged from Chapter 11 Bankruptcy.  The Final Decree closing the case was signed by Judge Robert L. Jones of the United States Bankruptcy Court for the Northern District of Texas, on January 23, 2015, in Case No. 13-20393-RJL-11.

The Debtor’s Plan of Reorganization was filed on February 21, 2014, and the Amended Disclosure Statement was filed on March 27, 2014 and approved on March 28, 2014.  Both documents were disclosed in Form 10K filed with the SEC on April 15, 2014. On May 23, 2014, an order was signed confirming Debtor’s Plan of Reorganization.  As of the Date of Confirmation, the Company had 100,000,000 shares of Common Stock authorized with 73,291,008 Common Shares issued and outstanding.  The following amounts were reserved as of that date for potential occurrence of events:  Nonqualified Options – 1,552,792; Warrants - 1,500,000; and Conversion of Convertible Preferred Stock – 3,262,000.  The total Common Shares reserved for issuance on that date was 6,314,792.  The total outstanding and reserved Common Shares at Confirmation was 79,605,800 leaving 20,394,200 Common Shares available for future issuance.  The specific disposition of Common and Preferred Shares, Options, and Warrants under the Plan of Reorganization is explained and discussed in the Plan and the Addendum to the Plan previously disclosed in Form 10K filed on April 15, 2014.

At Confirmation, the Company’s Balance Sheet showed that ABI had assets of $93,755.66 and liabilities of $5,273,217.  The Plan of Reorganization became effective on November 20, 2014.  Significant changes in Common Shares, Preferred Shares, and significant debt discharge occurred as a result of implementation and consummation of the Plan of Reorganization.

All documents referenced in this statement as well as all documents filed in this case are available and may be reviewed at the following website http://www.upshotservices.com/amarillobiosciences.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMARILLO BIOSCIENCES, INC.
Date: January 28, 2015	By: /s/ Bernard Cohen
Bernard Cohen, Vice President and Chief Financial Officer